EXHIBIT 10.3

                              TRANSITION AGREEMENT
                              --------------------

     This TRANSITION AGREEMENT, dated as of September 10, 2003 (this "Agreement"), by and between Reckson Associates Realty Corp., a Maryland corporation (the "Company"), Reckson Operating Partnership, L.P., a Delaware limited partnership ("ROP") and Donald Rechler (the "Executive").

     WHEREAS, pursuant to (i) the Redemption Agreement (the "Redemption Agreement"), dated September 10, 2003, by and between ROP and Reckson FS Limited Partnership ("Reckson FS") as transferor and Rechler Equity Partners I LLC ("RALI I") as transferee, and (ii) the Property Sale Agreement (the "Property Sale Agreement," and together with the Redemption Agreement, the "Purchase Agreements"), dated September 10, 2003, by and between ROP and Reckson FS as seller and Rechler Equity Partners II LLC ("RALI II," and together with RALI I, the "RALI Entities") as purchaser, the RALI Entities will acquire certain properties currently owned by ROP and/or its subsidiaries (the "Properties");

     WHEREAS, in connection with the transactions contemplated by the Purchase Agreements, ROP, Reckson FS and the RALI Entities will also effect certain other transactions pursuant to the agreements (the "Related Agreements") listed on Schedule A hereto;

     WHEREAS, in connection with the transactions contemplated by the Purchase Agreements and the Related Agreements, the Executive's employment with the Company will cease as of the Closing Date (as such term is defined in the Redemption Agreement);

     WHEREAS, the Company and the Executive are currently parties to the following agreements (collectively referred to as the "Employment-Related Agreements"): (i) an amended and restated Employment Agreement and Noncompetition Agreement, dated August 15, 2000 (the "Employment Agreement"),
(ii) an amended and restated Severance Agreement, dated August 15, 2000 (the "Severance Agreement"), (iii) a Long-Term Incentive Award Agreement, dated March 13, 2003 (the "LTI Agreement"), (iv) an Award Agreement, dated November 14, 2002 (the "2002 Award Agreement"), (v) an Award Agreement, dated March 13, 2003 (the "2003 Award Agreement"), (vi) a split dollar life insurance agreement (the "Split Dollar Agreement"), and (vii) all stock option agreements covering outstanding options (the "Options") to acquire common stock of the Company held by the Executive as of the Termination Date (the "Stock Option Agreements"); and

     WHEREAS, the Company has required, as a condition to consummating the Purchase Agreements, that the Executive enter into this Agreement, and the Executive is willing to enter into this Agreement.

     NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the Executive, the Company and the Executive hereby covenant and agree as follows:

     SECTION 1. TERMINATION OF EMPLOYMENT. It is hereby agreed that the Executive's employment with the Company and ROP as an officer and employee will terminate immediately prior to the Closing (as such term is defined in the Redemption Agreement), and effective as of immediately prior to the Closing, the Executive hereby resigns from all of his positions as an



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employee and officer, as applicable, of the Company, ROP and each of their respective subsidiaries; provided, however, that the Executive will continue to serve as non-executive chairman of the board of directors of the Company and/or ROP following the Closing. The date of the termination of employment pursuant to this Section 1 is referred to herein as the "Termination Date." Subject to the ultimate occurrence of the Closing Date, the Executive waives, as of the date hereof, any rights to or benefits resulting from any Change of Control or similar provisions in any plan, program, policy or agreement of the Company or its affiliates to which the Executive is a party.

     SECTION 2.   COMPENSATION MATTERS.

                  2.1. ACCRUED COMPENSATION. On the Termination Date the Company shall pay to the Executive a lump sum cash payment equal to the sum of
(i) any salary or other wages earned by the Executive, but unpaid as of the Termination Date, (ii) compensation for the Executive's accrued, but unused vacation time as of the Termination Date, if any, and (iii) any unreimbursed business expenditures incurred by the Executive on or prior to the Termination Date.

                  2.2. 2003 ANNUAL BONUS. As a full and complete settlement of the Company's obligations with respect to the Executive's annual bonus for the year 2003, (i) on the Termination Date the Company shall pay to the Executive a lump sum cash payment in an amount equal to 100% (or, if greater, a percentage equal to the highest percentage of base salary paid as an annual bonus for 2003 to any executive officer of the Company) of the Executive's base salary as of the date hereof, reduced by any annual bonus for 2003 previously paid to the Executive, and (ii) if annual bonuses for 2003 have not been paid to other executive officers of the Company and ROP as of the Termination Date, at such time as such annual bonuses are paid to such other executive officers, the Company shall pay to the Executive an amount equal to a percentage of the Executive's base salary (as of the date hereof) equal to the amount, if any, by which the highest percentage of base salary paid as an annual bonus for 2003 to any executive officer of the Company or ROP exceeds the percentage of the Executive's base salary used to calculate the payment in clause (i) of this
Section 2.2.

                  2.3.   LONG-TERM INCENTIVE AWARDS.

                         (a)   Effective as of the Termination Date, the
Executive shall become vested with respect to, and the restrictions shall lapse on, 6.25% of the 138,889 shares of restricted stock (the "Core Shares") granted to the Executive pursuant to the LTI Agreement. On March 13, 2004, the Executive shall become vested with respect to, and the restrictions shall lapse on, 18.75% of the Core Shares, so long as the Executive would have become vested with respect to such Core Shares had the Executive remained continuously employed with the Company through that date. In the event the Executive is not entitled to any vesting on March 13, 2004 with respect to the Core Shares referred to in the preceding sentence, the Executive will be entitled receive such compensation (in whatever form, including vesting of the non-vested Core Shares) provided by the Company to other executive officers of the Company as compensation for the non-vesting of their Core Shares on that date (or, if applicable, to the executive officer receiving the highest compensation in respect of non-vested Core Shares). As and when the Executive becomes vested with respect to the Core Shares, the Company shall

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cause certificates representing the vested Core Shares, without any legend or other restrictions noted thereon, to be delivered to the Executive promptly after the Termination Date. 104,167 of the unvested Core Shares shall be forfeited as of the Termination Date, and if the Executive is not entitled to vesting with respect to the 18.75% of the Core Shares on March 13, 2004 pursuant to this Section 2.3(a), those shares shall be forfeited as of that date. In addition, on the Termination Date, the Company shall pay to the Executive any dividends that have accrued with respect to the Executive's vested Core Shares.

                         (b)   Effective as of the Termination Date, the Special
Outperformance Award (as such term is defined under the LTI Agreement) granted to the Executive pursuant to the LTI Agreement shall be forfeited in its entirety.

                  2.4. STOCK OPTIONS. Effective as of the Termination Date, all of the Options and the applicable Stock Option Agreements are hereby by amended such that the expiration date of the Options will be the date on which the Restriction Period (as defined below) ends. Notwithstanding anything to the contrary contained in either (i) any agreement between the Company and the Executive or (ii) any of the Company's stock option plans, but subject to the Executive's continued compliance with Section 3 of this Agreement, the Options shall remain outstanding and continue to become vested according to the vesting schedule applicable to each Option until the end of the Restriction Period, at which time the Options, to the extent then unexercised, shall expire.

                  2.5. COMMON STOCK RIGHTS. On the Termination Date the Company shall pay to the Executive a lump sum cash payment equal to $1,080,609, plus an amount equal to all of the dividends that have accrued and are payable, as of the Termination Date, pursuant to the terms of the 2002 Award Agreement, in full satisfaction of the Company's obligations under the 2002 Award Agreement. The Executive hereby waives any rights he may have to the Tax Payments (as such term is defined in the 2002 Award Agreement) and to the Rights granted pursuant to the 2003 Award Agreement and any Tax Payments related thereto.

                  2.6. SPLIT-DOLLAR LIFE INSURANCE POLICY. The Company shall take all reasonable and necessary actions to terminate, as of the Termination Date, any collateral assignment in favor of the Company with respect to the life insurance policy or policies on the life of the Executive and to cancel any obligation on the part of the Executive to repay any amount to the Company pursuant to the Split Dollar Agreement and to transfer to the Executive or his designee such life insurance policy or policies free of any encumbrances.

     SECTION 3.   COVENANTS.

                  3.1. NON-COMPETITION. The Executive shall not, for a period commencing on the Termination Date and ending on December 31, 2005 (the "Restriction Period"); provided that solely as it relates, for the purposes of this Section 3.1 (and not any other provision of this Agreement), to activities in Nassau or Suffolk County, New York, the Restriction Period shall end on December 31, 2006, engage in any Competitive Activity. For the purposes of this Agreement, the term "Competitive Activity" means directly or indirectly, engaging, participating or assisting, as an owner, partner, member, manager, employee, consultant, director, officer, trustee or agent, in any business that is engaged in developing,

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owning, operating, constructing or leasing multi-story commercial office buildings in (i) the counties of New York, New Jersey and Connecticut in which ROP is operating as of the date hereof and/or (ii) Kings or Queens County, New York. Notwithstanding the foregoing, the Executive shall not be deemed to have engaged in Competitive Activity (i) with respect to the development, operation or ownership of (w) any of the Properties, (x) any of the properties subject to any of the Related Agreements, (y) any properties with respect to which, as of the date hereof or as a result of the transactions contemplated in the Purchase Agreements or the Related Agreements, either of the RALI Entities, the Executive or any other partner in either of the RALI Entities, directly or indirectly, holds an option or obligation to acquire such property, or (z) any of the properties that, as of the date hereof, the Executive or any other partner in either of the RALI Entities, directly or indirectly, have an equity ownership interest in; provided, however, that this provision shall not be considered to permit, during the Restriction Period, the commencement of construction of any multi-story commercial office buildings on any vacant land acquired from ROP or its subsidiaries pursuant to the Related Agreements, (ii) solely by reason of acquiring an existing multi-story commercial office building for the purpose of converting such building to another use, so long as none of the units of such building are marketed for occupancy as office space from and after such acquisition and during the Restriction Period, (iii) solely by reason of ownership, in any form, directly or indirectly, of five percent (5%) or less of the outstanding equity interests of any class of any entity, so long as the Executive does not exercise any rights to actively manage or actively operate the business of such entity, (iv) solely by reason of ownership, in any form, directly or indirectly, of any debt interests of any entity, or (v) by reason of his continued service as a member of the board of directors of the Company and/or ROP. In addition, subject to the restrictions set forth in this Section 3.1, the Company and ROP hereby waive any policy that would in any way restrict the Executive's ability to hold an ownership interest in, and participate in the management of, either of the RALI Entities, any of their respective affiliates, or any other entity in which any other partner in either of the RALI Entities, directly or indirectly, holds an ownership interest, but only to the extent that any such entity holds equity interests in industrial properties; provided, however, that nothing herein shall modify the Executive's fiduciary duties as a director of the Company and/or ROP.

                  3.2.   MUTUAL NON-DISPARAGEMENT.

                         (a)   The Executive agrees that, other than as required
by law or by order of a court or other competent authority, he will not make or publish, during the Restriction Period, any statement, comments or remarks either written or oral, nor will Executive convey any information about the Company Released Parties (as defined below), which statement, comment, remark or information is defamatory or disparaging or which reflects negatively upon the character, personality, integrity or performance of any of the Company Released Parties, or which is or reasonably could be expected to be damaging to the reputation of any of the Company Released Parties.

                         (b)   The Company and ROP agree that, other than as
required by law or by order of a court or other competent authority, they will not and will cause the Company Released Parties not to make or publish, during the Restriction Period, any statement, comments or remarks either written or oral, nor convey any information about the Executive, which statement, comment, remark or information is defamatory or disparaging or which reflects

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negatively upon the character, personality, integrity or performance of the
Executive, or which is or reasonably could be expected to be damaging to the reputation of the Executive.

                  3.3.   MUTUAL NON-SOLICITATION OF EMPLOYEES.

                         (a)   During the Restriction Period, the Executive, the
RALI Entities and their respective affiliates shall not, directly or indirectly, contact, induce or solicit (or assist any person to contact, induce or solicit) for employment any person who (i) is, as of the Termination Date, an employee of the Company, ROP or any of their respective affiliates, or (ii) becomes an employee of the Company, ROP or any of their respective affiliates following the Termination Date, in each case, other than the individuals listed on Schedule B hereto. Notwithstanding the forgoing, a public solicitation not directed to employees of the Company, ROP or any of their respective affiliates shall not constitute a violation of this Section 3.3(a).

                         (b)   During the Restriction Period, the Company, ROP
and their respective affiliates shall not, directly or indirectly, contact, induce or solicit (or assist any person to contact, induce or solicit) for employment any person who (i) is, as of the Termination Date, an employee of either of the RALI Entities or any of their respective affiliates, or (ii) becomes an employee of either of the RALI Entities or any of their respective affiliates following the Termination Date, including, without limitation, the employees listed on Schedule B hereto. Notwithstanding the forgoing, a public solicitation not directed to employees of either of the RALI Entities or any of their respective affiliates shall not constitute a violation of this Section 3.3(b).

                  3.4. EXTENSION OF RESTRICTION PERIOD. In the event that the Closing Date does not occur on or prior to December 31, 2003, the Restriction Period shall be extended for a number of days equal to the number of days between December 31, 2003, and the Closing Date.

                  3.5.   REMEDIES.

                         (a)   The Executive agrees that any breach of the terms
of this Section 3 would result in irreparable injury and damage to the Company and/or ROP for which the Company and/or ROP would have no adequate remedy at law; the Executive therefore agrees that in the event of said breach or any threat of breach, the Company and/or ROP shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons acting for and/or with the Executive without having to prove damages, in addition to any other remedies to which the Company and/or ROP may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company and/or ROP from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Company, ROP and the Executive further agree that the provisions of the covenants contained in this Section 3 are reasonable and necessary to protect the business of the Company, ROP and their respective affiliates.

                         (b)   The Company and ROP agree that any breach of the
terms of this Section 3 would result in irreparable injury and damage to the Executive and/or either or both of the RALI Entities for which the Executive and/or either or both of the RALI Entities

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would have no adequate remedy at law; the Company and ROP therefore agree that in the event of said breach or any threat of breach, the Executive and/or either or both of the RALI Entities shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Company and/or ROP and/or any and all persons acting for and/or with the Company and/or ROP without having to prove damages, in addition to any other remedies to which the Executive and/or either or both of the RALI Entities may be entitled at law or in equity. The terms of this paragraph shall not prevent the Executive and/or either or both of the RALI Entities from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Company and/or ROP. The Company, ROP and the Executive further agree that the provisions of the covenants contained in this Section 3 are reasonable and necessary to protect the business interests of the Executive, the RALI Entities and their respective affiliates.

     SECTION 4.   MUTUAL RELEASES.

                  4.1.   RELEASE OF CLAIMS BY THE EXECUTIVE.

                         (a)   In consideration of the payments to the Executive
hereunder, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, ROP and each of their respective subsidiaries and affiliates (the "Company Affiliated Group"), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the "Company Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive's service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, excepting only:

                                (1)   the rights of the Executive under this
Agreement, the Purchase Agreements and the Related Agreements;

                                (2)   the rights of the Executive as an equity
holder of the Company, ROP or any of their respective subsidiaries;

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                                (3)   the right of the Executive to receive
COBRA continuation coverage in accordance with applicable law;

                                (4)   the rights to indemnification the
Executive may have under (i) this Agreement, (ii) applicable corporate law or
(iii) the by-laws or certificate of incorporation of any Company Released Party, or as an insured under any director's and officer's liability insurance policy now or previously in force;

                                (5)   the rights the Executive may have as an
insured under any other insurance policy that covers claims incurred by the Executive while employed by the Company, ROP or any of their respective subsidiaries or as a result of such employment;

                                (6)   claims for benefits under any health,
disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group (the "Company Benefit Plans");

                                (7)   the rights under any leases (the "Leases")
between (i) the Company, ROP or any of their respective subsidiaries and (ii) the Executive or any other partner in either of the RALI Entities, or any entity in which the Executive or any other partner in either of the RALI Entities has a direct or indirect ownership interest;

                                (8)   the rights under (i) the management
agreement, dated January 1, 2001, between the Owners (as such term is defined therein) and Reckson Management Group, Inc., (ii) the letter agreement, dated May 6, 2002, between Reckson Construction Group, Inc. and EDGE Development Partners LLC, and (iii) the agreement for construction services, dated January 1, 2001 between Reckson Management Group, Inc. and Reckson Construction Group, Inc. (collectively, the "Management and Construction Agreements"); and

                                (9)   the rights, if any, of the Executive by
reason of his membership on the board of directors of the Company and/or ROP.

                         (b)   The Executive acknowledges and agrees that the
release of claims set forth in this Section 4.1 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

                         (c)   The release of claims set forth in this Section
4.1 applies to any relief no matter how called, including, without limitation, wages, back pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney's fees and expenses.

                         (d)   The Executive acknowledges and agrees that he has
not, with respect to any transaction or state of facts existing prior to the Termination Date, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

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                  4.2.   RELEASE OF CLAIMS BY THE COMPANY AND ROP.

                         (a)   The Company and ROP, with the intention of
binding themselves and each of the Company Released Parties, do hereby release, remise, acquit and forever discharge the Executive and his heirs, executors, administrators and assigns (collectively, the "Executive Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which any of the Company Released Parties, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Executive Released Party, excepting only:

                                (1)   the rights of the Company and ROP under
this Agreement, the Purchase Agreements, and the Related Agreements;

                                (2)   the rights of the Company, ROP and their
respective affiliates under the Company Benefit Plans;

                                (3)   the rights under any of the Leases and the
Management and Construction Agreements; and

                                (4)   the rights under that certain
environmental indemnity, dated May 24, 1995, by Walter Gross, Vanderbilt Generation, L.P., Howard Rose and Wildoro Associates in favor of the Company and ROP, relating to 100 Oser Avenue Hauppauge, New York.

                         (b)   The Company and ROP acknowledge and agree that
the release of claims set forth in this Section 4.2 is not to be construed in any way as an admission of any liability whatsoever by any Executive Released Party, any such liability being expressly denied.

                         (c)   The release of claims set forth in this Section
4.2 applies to any relief no matter how called, including, without limitation, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney's fees and expenses.

                         (d)   The Company and ROP acknowledge and agree that
none of the Company Released Parties have, with respect to any transaction or state of facts existing prior to the Termination Date, filed any complaints, charges or lawsuits against any Executive Released Party with any governmental agency, court or tribunal.

     SECTION 5. INDEMNIFICATION; DIRECTOR'S AND OFFICER'S INSURANCE. The Company hereby agrees to continue to indemnify the Executive, on a basis no less favorable than that provided to the Executive as of the date hereof (including, without limitation, by providing advance payment of indemnification expenses), for his activities as an officer, director and/or employee of the Company and/or its subsidiaries to the fullest extent permitted by law. The

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Company agrees that for six years following the Termination Date, the Company shall include the Executive as an insured on any director's and officer's insurance policy, and such other liability insurance policies covering officers and/or directors of the Company, in each case, maintained by the Company during such period.

     SECTION 6. CONSULTATION. The Executive hereby agrees that during the Restriction Period he shall provide consulting services (the "Consulting Services") to the Company and/or ROP as shall be reasonably requested from time-to-time by the Company and/or ROP upon reasonable notice; provided that the Consulting Services shall consist of services within the Executive's areas of expertise and shall not require the Executive to perform such services at times or in such manner as may significantly interfere with his duties and responsibilities to either or both of the RALI Entities.

     SECTION 7. WITHHOLDING. The Company shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld.

     SECTION 8.   MISCELLANEOUS.

                  8.1. ENTIRE AGREEMENT. This Agreement, the Purchase Agreements and the Related Agreements constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter, including, without limitation, each of the Employment-Related Agreements other than the Split Dollar Agreement and the Stock Option Agreements.

                  8.2. AMENDMENTS AND WAIVERS. This Agreement and any of the provisions hereof may be amended or waived, in whole or in part, only by written agreement signed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  8.3. NOTICES. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) reputable commercial overnight delivery service courier or (iii) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

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                If to the Company or ROP:

                                      Reckson Associates Realty Corp.



                                      Attention:  General Counsel

                If to the Executive:





                All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

                  8.4. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

                  8.5. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

                  8.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

                  8.7. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of each of the parties, including, without limitation, the Executive's heirs and the personal representatives of the Executive's estate and any successor to all or substantially all of the business and/or assets of the Company.

                  8.8. HEADINGS. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof.

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                  8.9.   TERMINATION OF AGREEMENT. In the event that the
Purchase Agreements are terminated prior to the occurrence of the Closing Date for any reason, including, without limitation, a breach of either of the Purchase Agreements by the applicable RALI Entity, this Agreement shall terminate on the date on which the Purchase Agreements terminate, and from and after that date, this Agreement will have no force or effect. The parties hereto agree that the sole remedy for a breach of either of the Purchase Agreements shall be as set forth therein.

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                        RECKSON ASSOCIATES REALTY CORP.

                        By: /s/ JASON M. BARNETT
                           -----------------------------
                           Name: Jason M. Barnett
                           Title: Executive Vice President


                        RECKSON OPERATING PARTNERSHIP, L.P.

                        By: Reckson Associates Realty Corp., its general partner

                        By: /s/ JASON M. BARNETT
                           -----------------------------
                           Name: Jason M. Barnett
                           Title: Executive Vice President


                        EXECUTIVE

                        /s/ DONALD RECHLER
                        --------------------------------
                        Donald Rechler


                        For the purposes of Section 3.3(a) only:

                        RECHLER EQUITY PARTNERS I LLC

                        By: /s/ GREGG RECHLER
                           -----------------------------
                            Name: Gregg Rechler
                            Title: Managing Member


                        RECHLER EQUITY PARTNERS II LLC

                         By: /s/ GREGG RECHLER
                            -----------------------------
                            Name: Gregg Rechler
                            Title: Managing Member

                                   SCHEDULE A

1.       Option Termination Agreements
2.       Option Termination Agreement
3.       Artwork License
4.       Assignment and Assumption of Existing Debt
5.       License Agreement (Intangibles)
6.       Surrender Agreement
7.       Acorn Option Termination Agreement
8.       Option Modification Agreement
9.       Right of First Refusal Agreement
10.      Stock Loan Agreement
11.      Environmental Indemnity

                                       13